Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Plug Power Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-90275, 333-90277 and 333-72734), and Form S-3 (Nos. 333-109737 and 333-117358) of Plug Power Inc., of our reports dated March 16, 2010, with respect to the consolidated balance sheets of Plug Power Inc. and subsidiaries (a development stage enterprise) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2009, and the information included in the cumulative from inception presentations for the period January 1, 2001 to December 31, 2009 (not separately presented), and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Plug Power Inc.

/s/ KPMG LLP

Albany, New York

March 16, 2010